Exhibit 99.1

HACKENSACK, NJ, March 7, 2013 – Important Shareholder Tax Reporting

In a press release issued on November 16, 2012 we reported that First Real Estate Investment Trust of NJ (“FREIT”) “… has elected to retain a significant portion of the cash gain derived from the sale of its Heights Manor property and pay the tax on the amount retained,”

Additionally, we reported that FREIT will allocate to each shareholder its share of the undistributed long-term capital gain retained by FREIT, and its share of the federal tax FREIT paid, and that these allocations may result in a federal tax credit for qualified shareholders.

These allocations are made to shareholders of record on October 31, 2012.

Shareholders who hold their shares in their own names should have received, directly from our transfer agent, IRS Form 2439 detailing their allocations.

Shareholders whose shares are held in street name (by their brokers or custodians) should have been notified of the allocations directly by the brokerage houses or custodians. Due to processing delays your broker or custodian may not have received the information to forward to you. Because we have no way of knowing the number of shares held by shareholders whose shares are held in street name we are supplying the following information to assist you with the preparation of your 2012 tax return if you have not already received the allocation information from your broker or custodian.

For each share of FREIT you owned on OCTOBER 31, 2012, that was held in street name only, the Form 2439 would contain the following data:

•	Box 1a (Total undistributed long-term capital gains) $0.401264 multiplied by the number of FREIT shares you own held in street name.
•	Box 1b (Unrecaptured section 1250 gain) $0.050543 X the number of FREIT shares you own held in street name.
•	Box 2 (Tax paid by the RIC or REIT on the box 1a gains) $0.140443 X the number of FREIT shares you own held in street name.

The above information should be given to your tax advisor.

For additional information or questions please contact Ms. Chantelle McAleer at 201-487-1500 or fax at 201-487-1798 or via email at cmaleer@hekemian.com.